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                                                                EXHIBIT 3.3

             CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
                            SERIES B PREFERRED STOCK

                                       OF

                          IASIS HEALTHCARE CORPORATION


             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware



         The undersigned, Frank A. Coyle, Secretary and General Counsel of IASIS Healthcare Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, pursuant to Section 151(g) thereof and in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by the Certificate of Incorporation of the Corporation, the Board of Directors on October 15, 1999 adopted the following resolution creating a series of 50,000 shares of preferred stock, par value $.01 per share, designated as Series B Preferred
Stock:

         RESOLVED, that, pursuant to the authority vested in the Board of Directors in accordance with the provisions of its Certificate of Incorporation, a series of preferred stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:


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         1.       Liquidation Preference; Rank.

         The maximum number of shares of Series B Preferred Stock shall be 50,000 and no more. The Series B Preferred Stock shall have a liquidation preference of $1,000 per share (the "Series B Stated Amount"), plus any dividends accrued but not paid on the Series B Preferred Stock pursuant to
Section 2 hereof, whether or not earned or declared, to the date fixed for Liquidation (as hereinafter defined in Section 4(a) hereof) of the Corporation (the "Series B Liquidation Preference").

         The Series B Preferred Stock ranks, with respect to rights to receive dividends and distributions upon Liquidation: (a) senior to the Corporation's Common Stock and any class or series of preferred stock issued by the Corporation whose terms provide specifically that such class or series will rank junior to the Series B Preferred Stock with respect to rights to receive payment of dividends and distributions upon Liquidation or fail to specify the ranking of such class or series relative to the Series B Preferred Stock with respect to rights to receive payment of dividends and distributions upon Liquidation (together with the Common Stock, the "Junior Securities"); (b) on a parity with any class or series of preferred stock issued by the Corporation, including, without limitation, the Series A Preferred Stock, par value $.01 per share of the Corporation (the "Series A Preferred Stock"), whose terms provide specifically that such class or series shall rank on a parity with the Series B Preferred Stock with respect to rights to receive payment of dividends and distributions upon Liquidation (the "Parity Securities"); and (c) junior to any class or series of preferred stock issued by the Corporation whose terms provide specifically that such class or series shall rank senior to the Series B Preferred Stock with respect to rights to receive payment of dividends and distributions upon Liquidation (the "Senior Securities").

         2.       Dividends.

                  (a) Each holder of Series B Preferred Stock shall be entitled to receive, out of the funds of the Corporation legally available therefor, cumulative dividend payments, payable in accordance with this Section 2.




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                  (b) Dividends on each share of Series B Preferred Stock (the
"Series B Dividend") shall be payable in cash on October 15th and April 15th of each year when, as and if declared by the Board of Directors of the Corporation, commencing April 15, 2000 at a rate of 16% of the Series B Stated Amount per annum. Series B Dividends payable on the Series B Preferred Stock for any period less than a full year shall be computed on the basis of the actual number of days elapsed and the actual number of days for such year.

                  (c) Series B Dividends shall accrue and be cumulative from the date of original issuance of the Series B Preferred Stock whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such Series B Dividends and whether or not Series B dividends are declared or paid.

                  (d) Series B Dividends shall be paid to the holders of record of shares of Series B Preferred Stock as each appears in the stock register of the Corporation at the close of business on the record date therefor, which record date shall be set by the Board of Directors of the Corporation, in its sole discretion, subject to the requirements of applicable law.

                  (e) Notwithstanding the foregoing, no dividends shall be paid on the shares of Series B Preferred Stock, unless an amount equal to the per share dividend of the Series B Preferred Stock is concurrently paid on each then outstanding share of Series A Preferred Stock.

         3.       Redemption.

                  (a) Redemption at the Option of the Corporation. The Series B Preferred Stock may be redeemed at the option of the Corporation, in whole or in part, at any time or from time to time, out of funds legally available therefor. If less than all of the outstanding Series B Preferred Stock are to be redeemed, the Corporation shall either (i) redeem a pro rata portion of the shares of Series B Preferred Stock held by each holder, based on the number of shares held by each holder or (ii) select the shares to be redeemed by lot. The Corporation may redeem the Series B Preferred Stock by payment in cash, for each share of Series B Preferred Stock to be redeemed, in an amount (the





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"Series B Optional Redemption Payment") equal to the Series B Stated Amount, together with an amount equal to all accrued and unpaid Series B Dividends on such shares through the date upon which such shares are redeemed (the "Series B Optional Redemption Date"). Any redemption pursuant to this Section 3(a) shall be made upon not less than thirty (30) days' prior written notice (which notice shall comply with the provisions of Section 3(c) hereof ) mailed to each holder of Series B Preferred Stock at such holder's address as shown in the stock register of the Corporation. Notwithstanding the foregoing, no redemption of the Series B Preferred Stock may be made pursuant to this Section 3(a), unless concurrently therewith an equal percentage of the then outstanding shares of Series A Preferred Stock are redeemed.

              (b) Mandatory Redemption. Except as may be, and solely to the extent, prohibited by any instrument relating to indebtedness of the Corporation then outstanding (a "Loan Agreement"), on October 15, 2020 or as soon thereafter as not prohibited by any such Loan Agreement (the "Series B Mandatory Redemption Date"), the Corporation shall redeem, out of funds legally available therefor, all of the then outstanding shares of Series B Preferred Stock. The redemption pursuant to this Section 3(b) shall be made upon not less than thirty (30) days' prior notice (which notice shall comply with the provisions of Section 3(c) hereof) mailed to each holder of Series B Preferred Stock at such holder's address as shown in the stock register of the Corporation; provided, however, that the Corporation's failure to give such notice shall in no way affect its obligation to redeem the shares of Series B Preferred Stock as provided in this Section 3(b). The redemption price for each share of Series B Preferred Stock redeemed pursuant to this Section 3(b) shall be equal to the Series B Stated Amount per share, together with an amount equal to all accrued and unpaid Series B Dividends on such share through the Series B Mandatory Redemption Date (the "Series B Mandatory Redemption Payment").

              (c) Redemption Notices. Notice of redemption (a "Series B Redemption Notice") of shares of Series B Preferred Stock pursuant to Section 3(a) or 3(b) hereof shall be given by the Corporation by mailing a copy of such notice to each holder of record of the shares of Series B Preferred Stock to be redeemed at such holder's address appearing in the stock register of the Corporation.




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The Series B Redemption Notice shall specify the amount of the Series B
Optional Redemption Payment or the Series B Mandatory Redemption Payment, as the case may be, and the Series B Optional Redemption Date or the Series B Mandatory Redemption Date, as the case may be, on which the shares of Series B Preferred Stock to be redeemed will, upon presentation and surrender of the certificates of stock evidencing such shares, be redeemed. From and after the Series B Optional Redemption Payment or the Series B Mandatory Redemption Date, as the case may be, unless default shall be made by the Corporation in providing monies at the time and place specified for the payment of the Series B Optional Redemption Payment or the Series B Mandatory Redemption Payment, as the case may be, pursuant to said notice, all Series B Dividends on the shares of Series B Preferred Stock to be redeemed shall cease to accrue and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the Series B Optional Redemption Payment or the Series B Mandatory Redemption Payment, as the case may be, shall cease and terminate. In addition, all Series B Dividends shall be deemed to have ceased accruing or cumulating from and after the Series B Optional Redemption Date or the Series B Mandatory Redemption Date on any shares of Series B Preferred Stock to be redeemed, unless default shall be made by the Corporation in providing monies at the time and place specified for the payment of the Series B Optional Redemption Payment or the Series B Mandatory Redemption Payment pursuant to terms hereof and the Series B Redemption Notice delivered in connection therewith. All shares of Series B Preferred Stock redeemed by the Corporation shall be retired and cancelled and shall not thereafter be reissued.

                  (d) Insufficient Funds for Redemption or Loan Agreement Block. If the funds of the Corporation legally available (or available pursuant to the terms of any Loan Agreement) for redemption of the Series B Preferred Stock on the Series B Mandatory Redemption Date in respect of its redemption obligations pursuant to Section 3(b) hereof are insufficient to redeem the shares of Series B Preferred Stock to be so redeemed pursuant to Section 3(b) hereof, each holder of the Series B Preferred Stock shall share ratably in any funds legally available (or available pursuant to the terms of any Loan Agreement) for redemption of such shares according to the amount which would be payable with respect to the number of shares owned




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by such holder if the shares to be so redeemed on such Series B Mandatory
Redemption Date were redeemed in full. The shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter, when additional funds of the Corporation are legally available (or available under the terms of any Loan Agreement) for the redemption of such shares of Series B Preferred Stock to be redeemed, such funds will be used, as soon as practicable but no later than the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available (or available under the terms of any Loan Agreement), on the basis set forth above.

         4.   Liquidation Rights; Priority.

              (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a "Liquidation"), the holders of shares of Series B Preferred Stock shall be entitled to receive, after payment or provision for payment of the debts and other liabilities of the Corporation and after payment of the liquidation preference of any Senior Securities, out of the remaining net assets of the Corporation, whether such assets are capital or surplus and whether or not any dividends as such are declared, the Series B Liquidation Preference per share (and the pro rata portion thereof in the case of fractional shares), before any distribution shall be made with respect to any Junior Securities. In the event of any change in the Corporation's Series B Preferred Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the Series B Liquidation Preference per share of Series B Preferred Stock shall be appropriately adjusted by the Board of Directors so as to protect the rights of the holders of shares of Series B Preferred Stock.

              (b) Except as otherwise provided in this Section 4, holders of Series B Preferred Stock shall not be entitled to any participation in any distribution of assets in the event of any Liquidation. For purposes of this
Section 4, neither the voluntary sale, lease, conveyance, exchange or transfer (for cash, securities or other consideration) of all or substantially all of the assets of the Corporation, nor the consolidation or merger of the Corporation with one or more Persons



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(as defined in Section 8 hereof), shall be deemed to be a voluntary or involuntary Liquidation.

              (c) If, upon any Liquidation, the Series B Liquidation Preference is not paid in full, the holders of Series B Preferred Stock shall share pro rata in such distribution with other Parity Securities. If, upon any Liquidation, the amounts payable with respect to the Series B Preferred Stock and any Parity Securities are not paid in full, holders of the Series B Preferred Stock and holders of any Parity Securities will share ratably in any distribution of the assets of the Corporation in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full of such amounts.

              (d) Written notice of any Liquidation stating a payment date and the place where the Series B Liquidation Preference shall be payable, shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to each holder of record of the Series B Preferred Stock at his address as the same shall appear in the stock register of the Corporation.

              (e) The amount payable upon Liquidation with respect to each fractional share of the Series B Preferred Stock outstanding shall be equal to a ratably proportionate amount of the Series B Liquidation Preference.

         5.   Restricted Payments.

         The Corporation may not directly or indirectly declare, pay or set apart for payment dividends on, or make any payment on account of, or set apart for payment money for a sinking or other similar fund for the purchase, redemption or other acquisition of, or make any distribution in respect of, whether in cash, obligations or shares of the Corporation or other property, any Junior Securities (or options, rights or warrants to acquire shares of Junior Securities) if at the time of such action, the Corporation is in arrears in the payment of Series B Dividends, meaning that the amount of accrued and cumulated dividends determined in accordance with Section 2(b) hereof on the Series B Preferred Stock has not, in full, been declared and paid in cash. None of the foregoing restrictions shall apply to: (i) the acquisition of Junior




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Securities (or options, rights or warrants to acquire shares of Junior
Securities) in exchange for or upon conversion thereof into shares of Capital Stock (as defined in Section 8 hereof) of the Corporation (other than Parity Securities or Senior Securities) or upon the exercise of options, rights or warrants to acquire such shares; (ii) the repurchase of Capital Stock of the Corporation from employees or former employees of the Corporation pursuant to employee benefit plans, employment agreements or securityholder agreements;
(iii) the acquisition of any shares of Capital Stock of the Corporation or options, rights or warrants to acquire such shares in connection with a purchase price adjustment arising out of acquisitions by the Corporation pursuant to which such shares of Capital Stock or options, rights or warrants to acquire such shares were issued; (iv) the rescission of any agreement by the Corporation pursuant to which shares of Capital Stock of the Corporation or options, rights or warrants to acquire such shares were issued; or (v) a dividend on Junior Securities at any time in additional shares of the Junior Security.

         6.   Business Combinations.

              (a) Without the prior approval of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock and Series A Preferred Stock, voting together as a single class, the Corporation will not consummate a Business Combination or permit a Business Combination to occur unless the Corporation shall have redeemed (a "Business Combination Purchase Offer") all of the outstanding shares of (i) Series B Preferred Stock for cash at a purchase price equal to the Series B Stated Amount per share (and the pro rata portion thereof in the case of fractional shares), together with an amount equal to accrued and unpaid Series B Dividends through the date of such purchase (the "Series B Business Combination Amount") prior to or at the closing of such Business Combination in accordance with the procedures set forth in Section 6(b) hereof and (ii) all of the Series A Preferred Stock for the Series A Business Combination Amount (as such term is defined in the Certificate of Designations relating to the Series A Preferred Stock (the "Series A Certificate") prior to or at the Closing of the Business Combination in accordance with the procedures set forth in the Series A Certificate.



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              (b)   At the commencement of a Business Combination Purchase, a
written notice (the "Business Combination Purchase Notice") of such Business Combination Purchase shall be mailed to each holder of record of shares of Series B Preferred Stock addressed to such holder at such holder's mailing address as it appears in the stock register of the Corporation. Each such Business Combination Purchase Notice shall contain all instructions and materials necessary to enable such holder of Series B Preferred Stock to submit such holder's shares for redemption pursuant to the Business Combination Purchase and shall state:

                    (i) that the Business Combination Purchase is being made pursuant to this Section 6 hereof and that all shares of Series B Preferred Stock will be redeemed;

                    (ii) the parties to the Business Combination and the terms and timing of the Business Combination;

                    (iii) the aggregate Series B Business Combination Amount of all of the outstanding shares of Series B Preferred Stock;

                    (iv) the Series B Business Combination Amount per share and the date (the "Business Combination Purchase Date") on which the Corporation shall redeem shares pursuant to the Business Combination Purchase;

                    (v) that, unless the Corporation defaults in making the payment pursuant to the Business Combination Purchase, all shares of Series B Preferred Stock shall cease to accrue and cumulate Series B Dividends from and after the Business Combination Purchase Date;

                    (vi) that holders of Series B Preferred Stock will be required to surrender the certificate or certificates representing such shares, together with a form entitled "Option of Stockholder to Elect Purchase" (or other appropriate form letter of transmittal) to be mailed to the holders with such Business Combination Purchase Notice, to the Corporation at the address specified in the Business Combination Purchase Notice prior to the close of business on the






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Business Day next preceding the Business Combination Purchase Date; and

                   (vii) such other information as the Corporation, in its sole discretion, deems appropriate.

              (c) In the event of a change in the parties to, or any material change in the terms or the timing of, any Business Combination, the Corporation shall give the holders of the Series B Preferred Stock written notice in accordance with Section 6(b) hereof describing such change at least ten (10) Business Days prior to the Business Combination Purchase Date (subject, with respect to such ten Business Day limitation, to any applicable law or regulation requiring a longer notice or waiting period).

              (d) The Business Combination Purchase Date shall be a date occurring no earlier than ten (10) Business Days and no later than forty (40) Business Days after the mailing of the Business Combination Purchase Notice (subject, with respect to such limitations, to Section 6(c) hereof and any applicable law or regulation requiring a longer notice or waiting period).

              (e) On the Business Combination Purchase Date, the Corporation shall (i) redeem shares of the Series B Preferred Stock pursuant to the Business Combination Purchase Offer and (ii) set aside in a separate account, for the benefit of holders of shares of Series B Preferred Stock, at a federally insured bank or savings institution doing business in the Borough of Manhattan in the City of New York and having consolidated capital and surplus of not less than $100 million, money sufficient to pay the aggregate Series B Business Combination Amount of all outstanding shares of Series B Preferred Stock. The Corporation shall promptly mail or deliver to the holders of Series B Preferred Stock so redeemed, payment in an amount equal to the purchase price payable in respect of such shares owned by such holders.



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         7.   Voting.

         Except as required by the General Corporate Law of the State of Delaware or as otherwise provided herein, the holders of shares of Series B Preferred Stock shall not be entitled to any voting rights.

         8.   Recapitalization.

         In the event of any recapitalization of the outstanding shares of capital stock of the Corporation, whether by merger or otherwise (including in a Business Combination) and subject to Section 6 hereof, shares of Series B Preferred Stock and Series A Preferred Stock shall be exchanged for or converted into the identical consideration, except that the shares of Series B Preferred Stock and shares of Series A Preferred Stock may each be converted into or exchanged for shares of the surviving or resulting corporation having identical terms to the Series B Preferred Stock and Series A Preferred Stock, respectively.

         9.   Certain Definitions.

         For purposes of this Section 9 of this Article FIFTH, the following terms shall have the meanings set forth below:

         "Affiliate" means, when used with reference to any Person, any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with that Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Business Combination" means any consolidation, merger, share exchange or other similar transaction, involving the Corporation or any Subsidiary of the Corporation, or the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of the Corporation, in a single transaction or through a series of related transactions, to another Person or group of affiliated Persons, or the entering into any such transaction or transactions by the Corpora-




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tion or any Subsidiary of the Corporation if such transaction or transactions in the aggregate would result in a sale, transfer or other disposition of (i) Capital Stock having more than 50% of the voting power of the Corporation or
(ii) all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis.

         "Business Day" means any day other than a Saturday, a Sunday, any day on which the New York Stock Exchange is closed or any other day on which banking institutions in New York, New York are authorized or required by law to be closed.

         "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or any and all equivalent ownership interests in a Person.

         "Person" means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Subsidiary" means, with respect to any Person, any corporation, limited or general partnership, limited liability company, trust, association or other business entity of which an aggregate of 50% or more of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling Persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more Affiliates of such Person.

                            [SIGNATURE PAGE FOLLOWS]


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         IN WITNESS WHEREOF, the undersigned has executed and subscribed this
Certificate and does affirm the foregoing as true under the penalties of perjury this 15th day of October, 1999.



                                    By:    /s/ Frank A. Coyle
                                       --------------------------------------
                                    Name:      Frank A. Coyle
                                    Title:     Secretary

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